Exhibit 10.7

Dyax Corp. 300 Technology Square Cambridge, MA 02139

CONFIDENTIAL DOCUMENT

March 2, 2009

Henry E. Blair
c/o Dyax Corp.

300 Technology Square

Cambridge, MA 02139

Dear Henry,

On behalf of Dyax Corp., this letter will confirm the terms of your continued employment as an employee of Dyax now that you have retired as its Chief Executive Officer and are continuing to serve as its Chairman of the Board.

Supervision:

You will be reporting directly to the Company’s Chief Executive Officer with respect to your duties other than as Chairman of the Board.

Responsibilities:

As Chairman of the Board of Directors, you will be responsible for managing the meetings of the Board of Directors.    In your role as an employee of the Company you will be responsible for (i) facilitating the transition of the role of Chief Executive Officer by acting in an advisory role to the current Chief Executive Officer, and (ii) such other  duties as the Company’s Chief Executive Officer may designate consistent with your role as Chairman and former Chief Executive Officer.  All such duties will be performed and discharged, faithfully, diligently and to the best of your ability and in compliance with all applicable laws and regulations.

Salary:

As an exempt employee you will receive a monthly salary of $54,167 on a full-time basis during 2009, or at such reduced commitment and pro-rated compensation as the Chief Executive Officer may approve, and thereafter as a part-time employee for up to twenty (20) hours per week or such reduced commitment as the Chief Executive Officer may approve, which in any case shall result in a pro-rated reduction of your monthly salary equal to the amount of your approved work commitment.   Your monthly salary will be paid in accordance with the Company’s standard payroll practice.  Given the advisory nature of your role, you will not be eligible to participate in the Company’s bonus plan.

Benefits:

You will eligible to participate in Dyax’s employee benefits in the same manner provided generally to Dyax’s exempt employees, including health and dental insurance, 401(k) savings plan, short-term disability insurance and life insurance.  In addition, upon your retirement or other termination of employment other than by Dyax for cause, you will be entitled to receive a Medicare supplement at a fixed dollar cost to Dyax of $6,000 annually for ten years after termination of employment, provided that the initial payment shall be delayed until expiration of the Delay Period described in “Code Section 409A” below.

Acceleration and Extension of Options:

Upon your execution and delivery of this agreement to Dyax, all option shares  subject to stock options held by you as of January 2, 2009 that were not then exercisable (the “Unvested Shares”) shall become immediately exercisable effective as of the date of such execution and delivery of this agreement, and the period of exercisability of all outstanding options held by you as of January 2, 2009 (the “Pre-Existing Options”) shall be extended to permit exercise of each such option for its stated term until the tenth anniversary of its respective date of grant; provided, however, that if your employment is terminated for cause your rights to exercise your stock options shall be forfeited as set forth below.  In addition, if you die while holding any of your Pre-Existing Options, then the personal representative of your estate or the person or persons to whom any such option is transferred pursuant to your will or the laws of inheritance shall have the full stated term of the Pre-Existing Option to exercise such option; provided, however, that notwithstanding the extension of the exercise period of your Pre-Existing Options, you acknowledge and agree, on behalf of your estate and your heirs, that if any of such options that was awarded to you as an incentive stock option (an “ISO”) is not exercised within one year after your date of death then it shall cease to qualify as an “incentive stock option” under the Code and shall thereafter be treated as a non-statutory stock option.  You also acknowledge and agree that to the extent that any of your Pre-Existing Options is an ISO and has an exercise price below the closing price of Dyax common stock on the date of this agreement, the amendments effected by this agreement shall disqualify it from continuing to be an ISO and it shall hereafter be treated as a non-statutory stock option.

Termination and Severance:

All employees at Dyax are employed at will.  “Employment at will” refers to the traditional relationship between employer and employee, allowing either party to unilaterally terminate the employment relationship.  While we ask you to provide at least ninety (90) days prior notice, you will be free to resign at any time.  Similarly, the Company reserves the right to terminate your employment at any time, with or without cause and with or without prior notice.  Additionally, this agreement shall terminate on December 31, 2011, unless you and Dyax mutually agree to extend it.

However, upon the first to occur of termination  of your employment by the Company without “cause” or a “change in control” of the Company (as defined in the regulations promulgated pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), Dyax agrees to pay you a lump sum severance payment in an amount equal to twelve (12) times your monthly base salary in effect at the date of termination (giving effect to any pro rating of that salary), less any applicable withholding.  Other than your rights under COBRA, your Medicare supplement and any continued vesting of any options granted to you after January 2, 2009 for your service as Chairman of the Board, all other benefits to you will cease upon any termination of your employment.

If your employment is terminated for “cause” by the Company or is terminated by you for any reason, your compensation and  benefits will cease as of the termination date.  In addition, solely in the event your employment is terminated for “cause” by the Company, your Accelerated Stock Options will be immediately forfeited and terminated to the extent they have not been exercised before the date of your termination and your right to exercise all your Pre-Existing Options beyond 90 days after such termination of employment shall also be forfeited and of no further effect.  For purposes of this offer, “cause” will mean:

(i)                                     the willful and continued failure by you to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), as determined by the Board of Directors; or

(ii)                                  any act of material misconduct or the commission of any act of dishonesty or moral turpitude in connection with your employment, as determined by the Board of Directors; or

(iii)                               the conviction of a felony or a crime involving moral turpitude.

Code Section 409A:

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that is considered deferred compensation upon or following a termination of employment unless such termination of employment is also a “separation from service” within the meaning of Code Section 409A.  If you are a “specified employee” on the date of termination within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service”, and (ii) the date of your death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this provision shall be paid or reimbursed to you in a lump sum.

All expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you (provided that if any such reimbursements constitute taxable income to you, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to Dyax the enclosed copy of this letter.  Such document, together with your confidentiality agreement in favor of the Company, will then constitute the complete agreement with respect to your employment by the Company, and will supersede all prior oral or written agreements relating to such matters, including, without limitation, any previous employment agreements you had with Dyax.

Sincerely,

/s/ Gustav Christensen
Gustav Christensen
President and Chief Executive Officer

I acknowledge receipt and agree with the foregoing terms and conditions.

/s/ Henry E. Blair
Henry E. Blair